Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 17, 2020 to Prospectus dated June 30, 2017

Registration No. 333-219088

DOMINION ENERGY, INC.

FINAL TERM SHEET

March 17, 2020

	2020 Series A 3.30% Senior Notes due 2025	2020 Series B 3.60% Senior Notes due 2027
Issuer:	Dominion Energy, Inc.	Dominion Energy, Inc.
Principal Amount:	$400,000,000	$350,000,000
Expected Ratings (Moody’s/S&P/Fitch)*:	Baa2 (stable outlook) BBB (stable outlook) BBB+ (stable outlook)	Baa2 (stable outlook) BBB (stable outlook) BBB+ (stable outlook)
Trade Date:	March 17, 2020	March 17, 2020
Settlement Date (T+2):	March 19, 2020	March 19, 2020
Final Maturity Date:	March 15, 2025	March 15, 2027
Interest Payment Dates:	March 15 and September 15	March 15 and September 15
First Interest Payment Date:	September 15, 2020	September 15, 2020
Optional Redemption:	Make Whole Call at T+40 bps prior to February 15, 2025; Par Call on or after February 15, 2025	Make Whole Call at T+45 bps prior to January 15, 2027; Par Call on or after January 15, 2027
Treasury Benchmark:	1.125% due February 28, 2025	1.125% due February 28, 2027
Benchmark Yield:	0.685%	0.920%
Spread to Benchmark:	+265 bps	+275 bps
Reoffer Yield:	3.335%	3.670%
Coupon:	3.30%	3.60%
Price to Public:	99.841%	99.572%
Proceeds to the Company Before Expenses:	99.241%	98.947%
CUSIP/ISIN:	25746U DE6 / US25746UDE64	25746U DF3 / US25746UDF30
Joint Book-Running Managers:	Barclays Capital Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC
Co-Manager:	Bancroft Capital, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated March 17, 2020, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Barclays Capital Inc.	1-888-603-5847 (toll-free)
BNP Paribas Securities Corp.	1-800-854-5674 (toll-free)
Credit Suisse Securities (USA) LLC	1-800-221-1037 (toll-free)
Wells Fargo Securities, LLC	1-800-645-3751 (toll-free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.